Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TANDEM DIABETES CARE, INC.

Tandem Diabetes Care, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that (i) the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on January 7, 2008, (ii) this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, (iii) the Amended and Restated Certificate of Incorporation of the Corporation as amended through August 1, 2023, is hereby amended and restated to read in full as follows:

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ARTICLE 1 - NAME

The name of this Corporation is Tandem Diabetes Care, Inc.

ARTICLE 2 - REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3 - PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time. The Corporation shall have perpetual existence.

ARTICLE 4 - CAPITAL STOCK

A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which this Corporation has authority to issue is Two Hundred Five Million (205,000,000) shares. Two Hundred Million (200,000,000) shares shall be designated Common Stock, $0.001 par value per share and Five Million (5,000,000) shares shall be designated Preferred Stock, $0.001 par value per share.

B. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including, without limitation, the number of shares constituting that series and the distinctive designation of that series; the dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights; whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and any other relative rights, preferences and limitations of that series. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE 5 - DIRECTORS AND STOCKHOLDERS

A. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the affirmative vote of a majority of the entire Board of Directors. Subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, at each annual meeting of stockholders (each annual meeting of stockholders, an “Annual Meeting”), the directors of the Corporation shall be elected annually and shall hold office until the next Annual Meeting and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification, or removal from office. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, any director may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B. Meetings of Stockholders. Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.

C. Special Meetings of Stockholders. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Board of Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

D. Advance Notice Requirements. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

E. Stockholder Action by Written Consent. Any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a consent or consents by stockholders in lieu of such a meeting.

ARTICLE 6 - LIMITATION OF DIRECTORS’ LIABILITY

The liability of a director of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by applicable law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article 6 shall only be prospective and shall not affect the rights or increase the liability of any director under this Article 6 in effect at the time of the alleged occurrence of any action or omission to act giving rise to such liability.

ARTICLE 7 - INDEMNIFICATION

RESERVED

ARTICLE 8 - EXCLUSIVE JURISDICTION OF DELAWARE COURTS

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 8.

ARTICLE 9 - AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation, or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article 5, Article 6, Article 7, Article 8, Article 9 or Article 10 of this Certificate of Incorporation.

ARTICLE 10 - AMENDMENT OF BYLAWS

Subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws, subject to any restrictions which may be set forth in this Certificate of Incorporation (including any certificate of designation that may be filed from time to time); provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE 11 - LIMITATION OF OFFICERS’ LIABILITY

The liability of an officer of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by applicable law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article 11 shall only be prospective and shall not affect the rights or increase the liability of any officer under this Article 11 in effect at the time of the alleged occurrence of any action or omission to act giving rise to such liability.
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and (iv) this Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Tandem Diabetes Care, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned, and the undersigned has executed this certificate and affirms the foregoing as true under penalty of perjury this 20th day of May, 2026.

Tandem Diabetes Care, Inc.

By:	/s/ Shannon M. Hansen
Shannon M. Hansen
Executive Vice President, Chief Legal, Privacy & Compliance Officer and Secretary